                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       Contact: Steven T. Sabatini
                                                     Senior Executive V.P. &
                                                     Chief Financial Officer
                                                     (845) 365-4615

      U.S.B. HOLDING CO., INC., UNION STATE BANK'S PARENT COMPANY, REPORTS
        EARNINGS FOR THE SIX MONTHS ENDED JUNE 30, 2004 OF $14.4 MILLION
                AND 2004 SECOND QUARTER EARNINGS OF $7.0 MILLION

ORANGEBURG, NY, JULY 28, 2004 - Thomas E. Hales, Chairman of the Board of U.S.B. Holding Co., Inc. (the "Company"), the parent company of Union State Bank (the "Bank"), with consolidated assets of $2.98 billion, today announced that the Company's net income for the six months ended June 30, 2004 was $14.4 million compared to $16.3 million for the six months ended June 30, 2003, a decrease of
11.7 percent. The decrease in net income results from a significant decline of $7.2 million in security gains compared to the prior year period. Diluted earnings per common share were $0.71 for the six months ended June 30, 2004 compared to $0.82 per common share in the prior year period, a decrease of 13.4 percent. The Company's net income for the six months ended June 30, 2004 resulted in a 16.92 percent return on average common stockholders' equity and a
0.99 percent return on average total assets as compared to 20.27 percent and
1.29 percent, respectively, for the six months ended June 30, 2003.

         For the three months ended June 30, 2004, net income was $7.0 million compared to $8.7 million for the three months ended June 30, 2003, a decrease of
19.0 percent. The decrease in net income for the quarter reflects a significant decline of $5.3 million in security gains, as compared to the prior year. Diluted earnings per common share for the quarter ended June 30, 2004 was $0.35 compared to $0.43 in the 2003 period, a decrease of 18.6 percent. The Company's second quarter 2004 net income resulted in a 16.70 percent return on average common stockholders' equity and a 0.95 percent return on average total assets, as compared to 21.30 percent and 1.36 percent, respectively, for the prior year period.

         The decrease in the net income and diluted earnings per common share for the six months and three months ended June 30, 2004 compared to the prior year periods is due to a significant decrease in security gains from $8.4 million and $5.4 million from sales of available for sale securities in the 2003 periods compared to security gains of $1.2 million and $0.1 million, respectively, in the current year periods. The security gains for the six and three months ended June 30, 2003 resulted in an increase in net income, after the effect of income taxes and incentive compensation, of $4.6 million and $2.9 million, compared to $0.7 million and $0.1 million for the 2004 periods, respectively. Although net income decreased in both 2004 periods as a result of these significantly lower security gains, net interest income and non-interest income increased at a notable rate, the provision for credit losses decreased due to improved credit quality, and the effective rate for the provision for income taxes also decreased, while operating expenses increased to support the Company's growth.

         Mr. Hales commented that, "Although the Company's net income has decreased for the 2004 six month and second quarter periods compared to the prior year periods, net interest income, the Company's core revenue, has significantly increased. The increase can be attributed to the Company's ability to generate higher levels of earning assets, funded by an increasing deposit base and a combination of long and short term borrowings. Management has implemented business development initiatives to increase lending and deposit relationships and strategically use the Company's capital base, combined with wholesale borrowings, to increase the security portfolio through leverage. This was accomplished while carefully managing the Company's interest rate exposure during a historically low and uncertain interest rate environment."

         Net interest income for the six months ended June 30, 2004 increased
13.0 percent to $42.1 million as a result of a higher level of average earning assets compared to the prior year. Average earning assets increased to $2.80 billion for the six months ended June 30, 2004 compared to $2.40 billion for the same period in 2003, an increase of 16.6 percent. The growth was a result of increases primarily in average securities of $325.6 million (33.6 percent) and average net loans of $106.0 million (7.8 percent). The increase in net interest income was partially offset by a decrease in the net interest margin on a tax equivalent basis to 3.09 percent for the six months ended June 30, 2004 from
3.19 percent for the comparable 2003 period.

         Although the net interest margin on a tax equivalent basis has narrowed in 2004 compared to 2003, the net interest margin is positioned to increase if short-term interest rates continue to increase. This is due to the asset sensitivity position of the Company's balance sheet, primarily from significant investments in floating rate securities and commercial loans, which reprice based on spreads over LIBOR and the prime rate. If interest rates were to decline, or if prepayments of loans and securities accelerated, the Company's net interest income would be negatively effected.

         Non-interest income increased 7.9 percent to $3.8 million for the six months ended June 30, 2004, as compared to $3.6 million for the prior year period. The increase was due to an increase in fees derived from service charges on deposit accounts, fee income on non-traditional investment product sales, and fees derived from credit cards, which were partially offset by lower loan prepayment and letter of credit fees. Although non-interest income increased during the first half of 2004, a continued increase may prove to be challenging during the remainder of 2004 due to the higher level of loan prepayment fees that occurred in 2003. The Bank will continue to look for opportunities to expand its market share in order to increase its customer base and generate other types of non-interest revenue.

         By prudently analyzing the security portfolio, Management realizes gains on available-for-sale securities when market conditions warrant. Security gains decreased $7.2 million to $1.2 million for the six months ended June 30, 2004 compared to $8.4 million for the similar 2003 period. During the first six months of 2004, approximately $105.5 million of available for sale mortgage-backed investment securities were sold to restructure and enhance the yield of the security portfolio by reinvesting sale proceeds in a combination of fixed rate callable U.S. government agencies and mortgage-backed securities. The gains for the 2003 period on sales of available for sale securities were significantly higher, primarily as a result of the larger dollar amount of securities sold ($414.7 million) at higher premiums in that period, especially on securities that would have otherwise been prepaid at par. Management will continue to evaluate the effect of the changing interest rate environment on the Company's security portfolio.

         Non-interest expenses increased 10.9 percent to $24.8 million for the six months ended June 30, 2004 compared to $22.4 million for the 2003 comparable period. The increase supported the 9.4 percent balance sheet growth from $2.72 billion at June 30, 2003 to $2.98 billion at June 30, 2004. The $2.4 million increase in non-interest expenses was primarily a result of increases in salaries and benefits expense of $1.7 million resulting from headcount growth, medical benefits, and payroll taxes, and a $0.4 million increase in occupancy and equipment expense, primarily from an increase in depreciation expense from the purchase of assets related to technological upgrades and branch buildings.

         The provision for credit losses decreased $1.1 million for the six months ended June 30, 2004 to $0.6 million from $1.7 million for the comparable 2003 period. This decrease was primarily due to an improvement in credit quality of the loan portfolio and a significant decrease in provisions related to one non-performing real estate construction loan, as compared to the six months ended June 30, 2003. The Company's non-performing assets decreased to $4.0 million, or 0.14 percent of total assets, at June 30, 2004 from $6.1 million, or
0.21 percent of total assets, and $7.6 million, or 0.28 percent of total assets, at December 31, 2003 and June 30, 2003, respectively.

         Non-performing assets at June 30, 2004 primarily consist of one real estate construction loan of $3.7 million compared to $5.5 million and $7.5 million at December 31, 2003 and June 30, 2003, respectively. The specific allocation of the allowance for loan losses for this loan was $0.3 million at June 30, 2004, compared to $0.2 million and $1.7 million at December 31, 2003 and June 30, 2003, respectively. The non-performing real estate construction loan is personally guaranteed by the principals. The guarantees have not been considered in determining the amount of charge-offs or allowance for loan losses applicable to this loan. As of July 28, 2004, of the original 83 units, one unit remains unsold of this condominium project, and is currently in contract. The Bank continues to proceed with foreclosure of its $2.9 million mortgage on other real estate that also collateralizes the loan, and to pursue its claim against the borrower and guarantors for any deficiency. The guarantors have filed counter claims in this case, which the Bank is vigorously defending. The court proceedings of the case have commenced as of July 12, 2004.

         Mr. Hales added, "The credit quality of the $1.5 billion loan portfolio continues to remain strong as evidenced by the reduction in nonaccrual loans and minimal net charge-offs of $135,000 for the six month 2004 period. The significant portion of the nonaccrual loans relates to one real estate construction loan of which Management has done an outstanding job of completing the workout of the project."

         The effective rate for the provision for income taxes for the six months ended June 30, 2004 compared to the prior year period, decreased to 33.9 percent from 35.2 percent. The decrease was primarily due to lower state taxes.

         Net interest income for the quarter ended June 30, 2004 increased to $21.8 million reflecting a 14.9 percent increase from the comparable 2003 quarter. The increase in net interest income is primarily due to an increase in average earning assets to $2.84 billion for the quarter ended June 30, 2004 compared to $2.44 billion for the 2003 quarter, an increase of 16.6 percent. This increase was primarily due to a $334.8 million (34.1 percent) increase in average securities and a $120.9 million (8.8 percent) increase in average net loans. The increase in net interest income was partially offset by a decrease in the net interest margin on a tax equivalent basis to 3.15 percent for the three months ended June 30, 2004 from 3.20 percent for the comparable 2003 period.

         Non-interest income increased $0.2 million to $2.0 million for the three month period ended June 30, 2004 compared to the prior year period. The increase was primarily due to increases in service charges on deposit accounts, fee income on nontraditional investment product sales, and loan prepayment fees, partially offset by a decrease in letter of credit fees.

         Consistent with the results for the six months ended June 30, 2004, security gains on sales of available for sale securities decreased $5.3 million to $0.1 million for the three months ended June 30, 2004 compared to the prior 2003 period.

         Non-interest expenses increased 10.9 percent to $12.8 million for the 2004 second quarter from $11.6 million for the 2003 second quarter. The increase supported the Company's technological and employee infrastructure for increased business and market share expansion.

         The Company operates through its banking subsidiary, Union State Bank, a commercial bank currently with 29 branches, of which 26 are located in Rockland and Westchester Counties, New York, and one branch each in Stamford, Connecticut, Goshen, Orange County, New York, and Manhattan, New York City. The Bank also operates four loan production offices in Rockland, Westchester, and Orange Counties, New York, and Stamford, Connecticut. The Company's common stock is listed on the New York Stock Exchange trading under the symbol "UBH." Further information on the Company can be found on the world wide web at www.unionstate.com.




--------------------------------------------------------------------------------
FORWARD-LOOKING STATEMENTS: The Company has made, and may continue to make, various forward-looking statements with respect to earnings, credit quality and other financial and business matters for periods subsequent to June 30, 2004. The Company cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

In addition to the underlying factors previously disclosed by the Company and identified elsewhere herein, the following factors and assumptions could cause actual results to differ materially from such forward-looking statements: competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions, including changes in interest rates and the shape of the U.S. Treasury yield curve; wartime events, terrorist events, and the related impact of the credit quality of borrowers; the extent and timing of actions of the Federal Reserve Board; customer deposit disintermediation; changes in customers' acceptance of the Company's products and services; increases in Federal and state income taxes and/or the Company's effective income tax rate; and the extent and timing of legislative and regulatory actions and reform.

The Company's forward-looking statements are only as of the date on which such statements are made. By making any forward-looking statements, the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.
--------------------------------------------------------------------------------

                            U.S.B. HOLDING CO., INC.
                   SELECTED FINANCIAL INFORMATION - UNAUDITED
                 (IN THOUSANDS, EXCEPT RATIOS AND SHARE AMOUNTS)

                                                    SIX  MONTHS ENDED                         THREE MONTHS ENDED
                                                         JUNE 30,                                   JUNE 30,
                                                2004                 2003                      2004         2003
                                             ---------------------------------------------------------------------
CONSOLIDATED SUMMARY OF OPERATIONS:
   Interest income                           $     70,276      $     63,904              $     36,020   $   32,549
   Interest expense                                28,142            26,616                    14,203       13,555
                                             ------------      ---------------------------------------------------
   Net interest income                             42,134            37,288                    21,817       18,994
   Provision for credit losses                        554             1,672                       343        1,333
   Non-interest income                              3,843             3,561                     2,027        1,864
   Security gains                                   1,197             8,383                        85        5,351
   Non-interest expenses                           24,828            22,388                    12,825       11,566
                                             ------------      ---------------------------------------------------
   Income before income taxes                      21,792            25,172                    10,761       13,310
   Provision for income taxes                       7,398             8,862                     3,724        4,620
                                             ------------      ---------------------------------------------------
   Net income                                $     14,394      $     16,310              $      7,037   $    8,690
                                             ============      ===================================================

CONSOLIDATED COMMON SHARE DATA(1):
   Basic earnings per share                  $       0.74      $       0.84              $       0.36  $      0.45
   Diluted earnings per share                $       0.71      $       0.82                      0.35  $      0.43
   Weighted average shares                     19,475,867        19,507,951                19,447,405   19,490,777
   Adjusted weighted average shares            20,338,607        19,960,473                20,284,346   19,957,774
   Cash dividends per share                  $       0.22      $       0.19              $       0.11  $     0.095

SELECTED BALANCE SHEET DATA                          JUNE 30,            DECEMBER 31,                   JUNE 30,
  AT PERIOD END:                                      2004                  2003                           2003
                                                -----------------        -------------------------------------------
   Securities available for sale,
      at estimated fair value                     $ 1,045,777            $  1,081,380                  $     801,267
   Securities held to maturity                        227,410                 237,998                        205,562
   Loans, net of unearned income                    1,508,437               1,448,680                      1,407,067
   Allowance for loan losses                           15,154                  14,757                         14,097
   Total assets                                     2,975,438               2,906,462                      2,720,820
   Deposits                                         1,877,253               1,775,049                      1,712,721
   Borrowings                                         850,835                 893,505                        617,484
   Subordinated debt issued in connection
       with Corporation -Obligated mandatory
       redeemable capital securities of
       subsidiary trusts                               61,858                  51,548                         50,000
   Stockholders' equity                               161,313                 168,293                        166,610
   Tier 1 capital                                 $   232,406            $    217,631                   $    207,516
   Common shares outstanding(1)                    19,382,687              19,487,790                     19,435,862
   Book value per common share(1)                 $      8.32            $       8.64                   $       8.57

SELECTED BALANCE SHEET FINANCIAL RATIOS:
   Leverage ratio                                        7.89%                   7.54%                          8.14%
   Allowance for loan losses to total loans              1.00%                   1.02%                          1.00%
   Non-performing assets to total assets                 0.14%                   0.21%                          0.28%

SELECTED INCOME STATEMENT DATA FOR                    SIX MONTHS ENDED                            THREE MONTHS ENDED
  THE PERIOD ENDED:                             JUNE 30, 2004     JUNE 30, 2003             JUNE 30, 2004    JUNE 30, 2003
                                                -------------     ---------------------------------------------------------
   Return on average total assets                   0.99%              1.29%                     0.95%           1.36%
    Return on average common
       stockholders' equity                        16.92%             20.27%                    16.70%          21.30%
   Efficiency ratio                                52.76%             53.45%                    52.56%          54.11%
   Net interest spread - tax equivalent             3.02%              3.08%                     3.09%           3.12%
   Net interest margin - tax equivalent             3.09%              3.19%                     3.15%           3.20%

-------------
1 Share amounts are adjusted for the five percent common stock dividend distributed in September 2003.

                            U.S.B. HOLDING CO., INC.

                     AVERAGE BALANCE INFORMATION - UNAUDITED

                                              SIX MONTHS ENDED                          THREE MONTHS ENDED
                                                  JUNE 30,                                   JUNE 30,
                                            2004             2003                      2004            2003
                                     --------------------------------------------------------------------------
                                                  (000's)                                      (000's)

ASSETS
Federal funds sold                   $     30,716              $     63,230      $     25,163      $     76,716
Securities(1)                           1,295,356                   969,708         1,317,638           982,797
Loans(2)                                1,473,984                 1,367,951         1,496,767         1,375,871
                                     --------------------------------------------------------------------------
Earning assets                          2,800,056                 2,400,889         2,839,568         2,435,384
                                     --------------------------------------------------------------------------
TOTAL ASSETS                           $2,915,432                $2,522,805        $2,951,524        $2,555,965
                                     --------------------------------------------------------------------------

LIABILITIES AND
STOCKHOLDERS' EQUITY
Non-interest bearing deposits         $   307,634              $    266,104      $    324,425         $  266,351
Interest bearing deposits               1,556,766                 1,376,637         1,567,138          1,412,435
                                      --------------------------------------------------------------------------
Total deposits                          1,864,400                 1,642,741         1,891,563          1,678,786
Borrowings                                797,237                   601,699           810,481            617,867
Subordinated debt issued in
    connection with Corporation-
    Obligated mandatory redeemable
    capital securities of subsidiary
    trusts                                 57,036                    50,000            61,858             50,000
Interest bearing liabilities            2,411,039                 2,028,336         2,439,477          2,080,302
STOCKHOLDERS' EQUITY                  $   170,071               $   160,885      $    168,496      $     163,166
                                      --------------------------------------------------------------------------




--------------

1  Securities exclude mark-to-market adjustment required by FASB No. 115.

2 Loans are net of unearned discount and the allowance for loan losses. Nonaccruing loans are included in average balances for purposes of computing average loans, average earning assets, and total assets.

                            U.S.B. HOLDING CO., INC.

                 SUPPLEMENTAL FINANCIAL INFORMATION - UNAUDITED


                                                                          CONSOLIDATED BALANCE SHEET DATA
                                                                                     AT JUNE 30,
                                                                         2004                          2003
                                                                   --------------------------------------------
                                                                                      (000's)
Commercial (time and demand) loans                                 $  159,310                      $  150,959
Construction and land development loans                               409,938                         366,316
Commercial mortgages                                                  606,965                         591,314
Residential mortgages                                                 252,789                         233,494
Home equity loans                                                      70,933                          56,586
Personal installment loans                                              2,399                           3,112
Credit card loans                                                       5,707                           5,339
Other loans                                                             5,113                           4,394
Deferred commitment fees                                                4,717                           4,447
Intangibles                                                             5,700                           6,153
Goodwill                                                                1,457                              --
Nonaccrual loans                                                        4,022                           7,558
Restructured loans                                                        140                             145
Non-interest bearing deposits                                         320,931                         275,278
Interest bearing deposits                                           1,556,322                       1,437,443

                                                                       CONSOLIDATED INCOME STATEMENT DATA FOR THE
                                                                    SIX MONTHS ENDED               THREE MONTHS ENDED
                                                                        JUNE 30,                        JUNE 30,
                                                                  2004         2003              2004            2003
                                                              ------------------------         ------------------------
                                                                                                    (000's)
Interest income - FTE                                          $ 71,359      $ 64,937            $ 36,578     $ 33,065
Net interest income - FTE                                        43,217        38,321              22,375       19,510
Deposit service charges                                           2,168         1,840               1,072          922
Other income                                                      1,675         1,721                  95          942
Salaries and employee benefits expense                           15,017        13,323               7,733        6,856
Occupancy and equipment expense                                   3,814         3,410               1,941        1,726
Advertising and business development expense                      1,479         1,334                 808          770
Professional fees expense                                           864           715                 458          377
Communications expense                                              680           609                 320          298
Stationery and printing expense                                     384           384                 181          207
Amortization of intangibles                                         545           508                 279          254
Other expense                                                     2,045         2,105               1,105        1,078
Net charge-offs/(recoveries)                                        135         1,722                  (7)       1,692